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                                                                     EXHIBIT 2.3

                             MANAGEMENT AGREEMENT

     This Management Agreement (the "Agreement") has been entered into as of this ____ day of February, 1999, by and between Indian Oil Company ("Indian"), an Oklahoma corporation, and Coral Reserves Group, Ltd. ("Coral"), an Oklahoma corporation. All defined terms used herein shall have the same meaning given to those terms in the Merger Agreement (as hereinafter defined) unless the context indicates otherwise.

                               R E C I T A L S:

     Indian and Coral are parties to an Agreement and Plan of Merger (the "Merger Agreement") which provides for, among other things, the Merger of Indian into Coral Public or, alternatively, the sale and liquidation of Indian's assets and properties (the "Interests"). The Merger Agreement contemplates that, during the period described herein, Coral will manage Indian's operations and affairs and make payments from Indian's revenues and working capital for certain obligations of Indian. Alternatively, the Merger Agreement provides that, upon termination of the Merger or Reorganization transactions contemplated by the Merger Agreement, Coral will manage the timely sale and liquidation of Indian's Interests. The parties intend for this Agreement to memorialize the terms pursuant to which a representative of Coral will manage Indian's operations and affairs in accordance with this Agreement and the Merger Agreement.

     NOW, THEREFORE, it is agreed as follows:

     1.     Commencement Date.  The date upon which  BancOne's consent to the
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terms of the Merger Agreement is obtained shall be the effective date for the commencement of the management services described herein (the "Commencement Date"). Beginning as of the Commencement Date, the duties and responsibilities of the Manager (as defined in Section 2 below) will commence.

     2.   Engagement of the Manager.  As of the Commencement Date, Coral agrees
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to designate an individual experienced and knowledgeable in the oil and gas production business (the "Manager"), and Indian agrees to engage such Manager, to manage the operations and affairs of Indian, upon the terms and conditions set forth in this Agreement; provided, however, that the person designated by Coral shall be approved by Indian's board of directors, which approval shall not be unreasonably withheld. Subject to its approval of Coral's designee, Indian's board of director shall elect the Manager as an executive officer of Indian.
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     3.   Manager's Duties and Responsibilities.
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          3.1  General.  The Manager shall be responsible for managing the
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business and affairs of Indian in a good, diligent and workmanlike manner, but shall in no event have liability to Indian or to other parties for losses sustained or liabilities incurred, except such as may result from a breach of this Agreement or from gross negligence or willful misconduct. Subject to the limitations set forth herein, the Manager shall have the responsibility and authority to manage the day-to-day operations of Indian including, but not limited to, employment hiring and termination decisions. The Manager shall perform his duties, and shall cause Indian's business to continue to be operated, in compliance with all applicable federal, state, and local rules, ordinances, regulations and statutes.

          3.2  Employment Downsizing.  The parties intend that, immediately
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after the  Commencement Date, the Manager will cause Indian's work force to be reduced as determined by the Manager. In connection with the reduction of Indian's work force, Indian's board of directors shall have the right to direct that the Manager cause Indian to make reasonable severance payments.

          3.3  Collection of Revenues and Payment of Expenses; Accounting.  The
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Manager shall have the duty and responsibility of collecting Indian's revenues, managing its working capital, and making monthly payments therefrom of the following obligations of Indian, in order of priority:

               (a) First, to Indian's monthly overhead (salaries, rent, lease payments, utilities, supplies, etc.);

               (b) second, to payment of Indian's debt to BancOne based on 80 equal monthly payments of principal, plus accrued interest;

               (c) third, to payment of Indian's lease operating expenses; and

               (d) fourth, to payment of interest only on Indian's debt to MidFirst Bank, N.A.

     The expenses listed above are referred to as the "Overhead Expenses". If Indian's revenues and working capital are sufficient in any month to pay all of the Overhead Expenses, then the excess shall be used as follows, in order of priority:

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               (a) First, in payment to Coral of the Contingent Production
Payment; and

               (b) second, at the discretion and direction of Indian's board of directors; it being contemplated that Indian's board of directors will direct that such excess be used to fund developmental drilling, reduce Indian's long-term debt, and/or supplement Indian's working capital.

          If Indian's revenues and working capital are insufficient, in any month, to make the full Contingent Production Payment, then any unpaid portion will be paid in the next month in which Indian's revenues and working capital are sufficient, but only after paying all of that month's Overhead Expenses. Payment of the Contingent Production Payment, or any other discretionary payments, shall only be made to the extent permitted by Section 1.04 of the Merger Agreement.

     The Manager shall provide monthly financial statements to Indian's board of directors with respect to Indian's revenues and expenses, which statement shall contain information related to total revenues received and expenses paid.

          3.4  Minor Assets Sale.  In addition to the other duties and
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responsibilities described herein, the Manager shall have the obligation to sell those of Indian's Interests that have been identified by Indian's board of directors and Coral as Interests of Indian's that can be sold without materially affecting Indian's Borrowing Base, as defined in the Credit Agreement between Indian and BancOne, dated December 22, 1997.

          3.5  Other.   Upon the termination of Coral's obligation to include
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Indian in the Merger transaction contemplated by the Merger Agreement, and after the 90-day negotiation period described in Section 1.15 of the Merger Agreement, the Manager shall have the obligation to cause a timely sale and liquidation of Indian's Interests, as directed and supervised by Indian's board of directors. The proceeds of such sale and liquidation of Indian's Interests shall be paid as set forth in Section 1.15 of the Merger Agreement.

          3.6  Signature Authority.  Subject to the restrictions set forth
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herein, the Manager shall have the authority of an executive officer of Indian, including the authority to execute contracts and enter into agreements with third parties on behalf of Indian in order to fulfill his duties and responsibilities set forth herein.

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     4.   Restrictions on Authority.  Notwithstanding any provisions of this
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Agreement or the Merger Agreement to the contrary, without first obtaining the consent of Indian's board of directors, the Manger shall not, on behalf of or in the name of Indian:

               (a) Except in connection with a liquidation and sale of Indian's Interests as provided in Section 1.15 of the Merger Agreement, sign any deed, pledge agreement, mortgage, contract of sale or other commitment purporting to sell, convey, encumber or refinance all or substantially all of Indian's Interests;

               (b) do any act that would change or substantially expand or enlarge the business of Indian;

               (c) conduct any exploratory or development drilling on behalf of Indian;

               (d) distribute or utilize insurance proceeds received upon the total or substantial destruction of Indian's Interests in any manner other than which may be dictated by any relevant loan agreements or other such documents;

               (e) do any act in contravention of this Agreement;

               (f) execute or deliver any assignment for the benefit of creditors of Indian;

               (g) lend any person any of the funds of Indian;

               (h) confess a judgment against Indian;

               (i) except in connection with a liquidation and sale of Indian's Interests as provided in Section 1.15 of the Merger Agreement, do any act that would make it impossible to carry on the ordinary business of Indian;

               (j) except in connection with a liquidation and sale of Indian's Interests as provided in Section 1.15 of the Merger Agreement, sell all or substantially all of Indian's Interests;

               (k) perform any act that would subject a shareholder or member of the board of directors of Indian to personal liability; and

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               (l) execute or approve any waiver by Indian of any of the Coral
Groups' obligations or conditions under this Agreement or the Merger Agreement; amend, modify, or otherwise change, on behalf of Indian, any of the terms or conditions of this Agreement or the Merger Agreement; or cause Indian to be in default or in breach of any of its representations, warranties, obligations or conditions under this Agreement or the Merger Agreement.

     5.   Indemnification.  Coral agrees to indemnify and hold Indian harmless
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from and against any costs, liabilities, claims, demands, and causes of action, including attorneys' fees, incurred by Indian and arising out of or in connection with any material breach by Coral or the Manager of the terms of this Agreement. Indian agrees to indemnify the Manager to the fullest extent permitted by, but subject to the conditions and limitations of, Section 1031 of the Oklahoma General Corporation Act, or its successor statute.

     6.   Term and Termination.  The term of this Agreement shall begin as of
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the  Commencement Date and shall continue until the earlier of (i) the mutual agreement of the parties to terminate this Agreement or (ii) completion of either the Merger of Indian into Coral Public or the sale and liquidation of Indian's Interests; provided, however, if the Merger Agreement is terminated prior to the consummation of either of such events in (ii) above, this Agreement shall terminate, without any further action, as of the same date of termination of the Merger Agreement; and provided further, however, that this Management Agreement shall terminate as provided in Section 1.14(d) of the Merger Agreement.

     This Agreement may be terminated by Indian, upon five (5) days prior written notice to Coral, if the Manager, Coral or any of the Coral Group breaches any material term of this Agreement or the Merger Agreement.

     Either party may terminate this Agreement if the other party shall be adjudged bankrupt, or shall make a general assignment for the benefit of its creditors or shall file a petition for arrangement with creditors or for reorganization, or if a receiver shall be appointed on account of its insolvency.

     7.   Notices.  All notices, requests, demands or other communications
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required or permitted by this Agreement shall be made as set forth in the Merger
Agreement.

     8.   Counterparts.  This Agreement may be executed in one or
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more counterparts, all of which shall be considered one and the same agreement and shall be effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     9.   No Third Party Beneficiaries.  Nothing in this Agreement, whether
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express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any rights of subrogation or action over or against any party to this Agreement.

     10.  Assignment.  Neither this Agreement nor any interest herein, nor any
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claim hereunder, shall be assigned or transferred by either party without the prior written consent of the other party.

     11.  Partial Invalidity.  If any provision of this Agreement shall be held
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to be void or unenforceable for any reason, said provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to said void or unenforceable provision while still remaining valid and enforceable, and the remaining terms and provisions hereof shall not be affected thereby.

     12.  Entire Agreement.  This Agreement and the Merger Agreement contain and
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constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof. There are no agreements, understandings, restrictions, warranties or representations between the parties relating to the subject matter hereof other than those set forth or referred to herein. This Agreement is not intended to have any legal effect whatsoever, or to be a legally binding agreement or any evidence thereof, until the Commencement Date.

     13.  Amendment and Waiver.  This Agreement may only be amended by a writing
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executed by each of the parties hereto.  Any party may waive any requirement to be performed by the other party, provided that such waiver shall be in writing and executed by the party granting the waiver. The parties agree that a waiver by one party on one occasion shall not be deemed a waiver on any other occasion.

     14.  Construction.  This Agreement shall be construed,
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enforced and governed in accordance with the laws of the State of Oklahoma. In the event any party hereto institutes any legal action in connection with any matter contained herein, that legal action shall be instituted in the District Court of Oklahoma County, Oklahoma, if in state court, and if federal court, then in the federal district court located in Oklahoma City, Oklahoma. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained herein.

     15.  Binding Effect.  This Agreement shall be binding upon, inure to the
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benefit of and be enforceable by and against the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

     Executed and delivered the day and year first above written.

                                        INDIAN OIL COMPANY


                                        By:   ______________________________
                                              Its: _________________________


                                        CORAL RESERVES GROUP, LTD.

                                        By:   ______________________________
                                              Its: _________________________

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